EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MARTIN RESOURCE MANAGEMENT CORPORATION ANNOUNCES PARTNERSHIP WITH ALINDA CAPITAL PARTNERS

KILGORE, TX - August 14, 2013 (GlobeNewswire) Martin Resource Management Corporation (“MRMC”), owner of the general partner of Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that certain affiliated investment funds managed by Alinda Capital Partners (“Alinda”) will acquire a 49% voting interest (50% economic interest) in MMGP Holdings LLC (“Holdings”), a newly-formed sole member of Martin Midstream GP LLC (“MMGP”), the general partner of MMLP. Alinda is one of the world's largest infrastructure investment firms with approximately $7.8 billion in equity commitments. The transaction is expected to close in the third quarter of 2013 and is subject to customary closing conditions.

Ruben Martin, President and Chief Executive Officer of MRMC, said “We are delighted to partner with Alinda. Their existing midstream asset portfolio, together with MMLP's existing asset base and operational expertise, creates a unique opportunity for significant growth for the Partnership over the next several years. We look forward not only to potential asset drop-downs from Alinda, but also additional acquisitions and development opportunities, many of which would have previously been out of reach for the Partnership. Alinda's large capital base and desire for future additional investment in MMLP should serve the Partnership well as we move forward together as partners.”

Chris Beale, Managing Partner of Alinda, said: “We are pleased to be entering into a partnership with Ruben Martin and MRMC. We have been very impressed with the operational proficiency of the MRMC management team and MMLP's existing business lines. We are eager to partner with them on future opportunities for MMLP and look forward to a long and successful partnership with an emphasis on quality operations and growth.”

MMGP Details

Upon closing of the transaction and for a period of one year, Alinda will have the right to appoint two members to the board of directors of MMGP (the “MMGP Board”). After the initial one-year period, Alinda will have the right to appoint one additional member, totaling three appointees to the MMGP Board. At closing and all times thereafter, the MMGP Board will consist of seven members, at least three of which are required to be independent in accordance with SEC and NASDAQ requirements. MRMC will retain the right to appoint five members to the MMGP Board for the initial one-year period and four members beyond the initial one-year period. There will be no change of control as a result of this transaction.

Upon closing of the transaction, MMGP will execute an amended and restated limited liability company agreement containing revised corporate governance procedures and the new MMGP Board appointment process. Other than the MMGP limited liability company agreement, there will be no change to MMLP's governing documents as a result of this transaction. MMGP will continue to own the incentive distribution rights and its 2% general partnership interest in MMLP.

MRMC Details

In addition to its 51% voting interest in Holdings, MRMC, through various wholly-owned subsidiaries, will continue to be the largest unit holder of MMLP owning approximately 5.1 million common limited partnership units of MMLP. All proceeds received by MRMC from Alinda in this transaction will be used to pay down outstanding indebtedness at MRMC.

Approvals

MRMC's board of directors and Alinda's investment committee have approved the transaction. The transaction does not require MMGP Board or regulatory approval.

Conference Call Information

The Partnership will host a conference call for analysts and investors on Thursday, August 15, 2013 at 8:00 a.m. Central Daylight Time to discuss the transaction referenced herein. A copy of the Partnership's presentation to be discussed on the call can be located on its website (www.martinmidstream.com) in the Investor Relations section. The conference call can be accessed by calling (877) 878-2695. An audio replay of the conference call will be available by calling (855) 859-2056 from 11:00 a.m. Central Time on August 15, 2013 through 10:59 p.m. Central Time on August 22, 2013. The access codes for the conference call and the audio replay are as follows: Conference ID No. 32812667.

About Martin Midstream Partners L.P.

Martin Midstream Partners L.P. (NASDAQ: MMLP) is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business segments include: terminalling and storage services for petroleum products and by-products including the refining, blending, packaging and marketing of finished products; natural gas services, including liquids distribution services and natural gas storage; sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and marine transportation services for petroleum products and by-products. The Partnership is based in Kilgore, Texas and was founded in 2002. Additional information concerning MMLP is available on its website at www.martinmidstream.com

About Alinda Capital Partners

Alinda is one of the world's largest infrastructure investment firms with approximately $7.8 billion in equity commitments to infrastructure investments. Alinda has invested in infrastructure businesses that operate in 31 states in the United States as well as in Canada, the United Kingdom, Germany, the Netherlands, Austria, Belgium and Luxembourg. These businesses serve 100 million customers annually in more than 400 cities globally, and employ more than 15,000 people.

Through its affiliated managed investment funds, Alinda currently owns Houston Fuel Oil Terminal Company, a 16.1 million barrel crude and residual fuel oil terminal on the Houston Ship Channel; NorTex Midstream Partners, a large independent natural gas storage company with 35 billion cubic feet of gas storage serving the Dallas-Fort Worth market; and a 50% equity interest in RIGS Haynesville Partnership Co., which owns a 464-mile intrastate natural gas pipeline with a capacity of 2.1 billion cubic feet a day in Louisiana. Alinda's investors are predominantly pension funds for public sector and private sector workers. These institutions seek steady investments over the long term, matching their pension liabilities. They include some of the largest institutional investors in the world. Alinda and its subsidiaries have two offices in the United States - in Greenwich, Connecticut and in Houston, Texas - and two offices in Europe - in London, England and in Düsseldorf, Germany. Additional information concerning Alinda is available on its website at www.alinda.com

About Martin Resource Management Corporation

Martin Resource Management Corporation through its various subsidiaries (collectively “Martin”) is an independent provider of marketing and distribution of fuel oil, asphalt, sulfuric acid, diesel fuel and high-quality naphthenic lubricants. Martin markets over 250 million gallons of diesel fuel and lubricants per year along the Gulf Coast and approximately 1.5 million barrels of naphthenic lubricants and base oils per year throughout the United States. In addition, Martin provides surface transportation services for products such as molten sulfur, sulfuric acid, fuel oil, natural gas liquids (NGLs), asphalt, paper mill liquids, and other bulk tank liquids. Martin's surface transportation capabilities include operating over 800 trucks and 1200 trailers across the United States through its network of 25 truck terminals. The privately-held company is based in Kilgore, Texas and was founded in 1951 by R.S. and Margaret Martin.

Forward-Looking Statements

Statements in this release other than historical facts are forward-looking statements. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership's control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

For more information:

Joe McCreery
Head of Investor Relations
Martin Midstream Partners L.P.
903-988-6425

Antonia Schwartz
Director, Investor Relations
Alinda Capital Partners
203-930-3831